BellSouth Corporation
              Computation of Earnings Per Share


                                                   For the
                                                Three Month
                                                   Periods
                                               Ended March 31,
                                              1995          1994


Earnings Per Common Share:

Net Income                             $547,081,344       $585,300,058

Weighted average shares outstanding     496,299,388        496,113,887

Incremental shares from assumed
exercise of stock options and
payment of performance share awards         419,034            353,124

     Total Shares                       496,718,422        496,467,011

Earnings Per Common Share:                    $1.10              $1.18



Fully Diluted Earnings Per Common Share:

Net Income                              $547,081,344     $585,300,058

Weighted average shares outstanding      496,299,388      496,113,887

Incremental shares from assumed
 exercise of stock options
 and payment of performance share
 awards                                      466,885         406,099

     Total Shares                        496,766,273     496,519,986

Fully Diluted Earnings Per Common Share:       $1.10          $1.18